Exhibit 5.1

Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

June 25, 2025

Adobe Inc.
345 Park Avenue
San Jose, CA 95110

Re: Registration Statement on Form S-8 of 7,000,000 Shares of Common Stock, par value $0.0001 per share, of Adobe Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to the registration of 7,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), of Adobe Inc. (the “Company”), which may be issued under the Adobe Inc. 2019 Equity Incentive Plan, as amended (the “Plan”).

We have examined the Registration Statement and such documents and records relating to the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan, upon the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP